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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Del Monte Foods Company of our report dated July 12, 2002 relating to the financial statements of SKF Foods Inc., which appear in the Proxy Statement/Prospectus dated November 19, 2002 of Del Monte Foods Company, which is incorporated by reference.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2002 relating to the financial statements of the H. J. Heinz Company Employees Retirement and Savings Plan for the year ended December 31, 2001, which appear in the Annual Report of the H. J. Heinz Company Employee Retirement and Savings Plan on Form 11-K dated July 1, 2002.

/s/ PricewaterhouseCoopers LLP

Pittsburg, Pennsylvania
January 23, 2003